Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Jeff Richardson, Richardson & Associates, 805-491-8313

Inovio Biomedical and VGX Pharmaceuticals Extend Completion
Date for Definitive Merger Agreement

SAN DIEGO, March 31, 2009 — Inovio Biomedical Corporation (NYSE Alternext: INO), a leader in enabling the development of DNA vaccines using electroporation-based DNA delivery, announced today it has agreed with VGX Pharmaceuticals, Inc. to extend the completion date of their proposed merger from March 31 to June 30, 2009. Inovio and VGX are committed to completion of the merger and are taking the necessary steps to complete the registration process with the SEC. However, the closing of the transaction will not be able to occur by March 31, 2009, due to the time required to complete the registration process, mail the proxy statement/prospectus, provide for required notice periods and hold the Inovio and VGX stockholder meetings.

On December 5, 2008, Inovio Biomedical Corporation (the “registrant”) and VGX Pharmaceuticals, Inc., a privately-held Delaware corporation (“VGX”), executed an amended and restated merger agreement (the “Agreement”), which provides for the issuance of the registrant’s securities in exchange for all of the outstanding securities of VGX and the merger of an acquisition subsidiary with VGX.   On March 31, 2009, with the approval of their respective boards of directors, Inovio and VGX executed a further amendment to the Agreement, extending the “End Date,” as defined by Section 7.1(b) of the Agreement, from March 31, 2009 to June 30, 2009 (the “Amendment”).  All other terms and conditions of the Agreement remain unchanged. A copy of the Amendment is included as an exhibit to an 8-K filed on March 31, 2009.

Investors and the public are encouraged to read the relevant pending registration and proxy solicitation-related documents filed with the SEC with respect to the transaction between Inovio and VGX because they contain important information about the companies, the transaction, the securities to be issued and the expectations for the combined company. The pending registration statement/proxy statement filed on Form S-4 and other merger-related documents are available, without charge, from the SEC’s web site (www.sec.gov) or can be obtained, free of charge, by requesting such documents, including any items incorporated by reference, from Inovio.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery — electroporation — which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Tripep, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. The company has entered into a definitive merger agreement with VGX Pharmaceuticals. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and our pending merger transaction. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies, and the uncertainties inherent in the registration and meeting processes required to complete the pending transaction. These factors also include issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, assessments of our technology by potential corporate or other partners or collaborators, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 and our other regulatory filings from time to time. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, that the contemplated transaction will be consummated in the timeframe discussed or at all, or that any of the forward-looking information provided herein will be proved accurate.